Exhibit 99.1
CACI Reports Results for Its Fiscal 2025 Fourth Quarter and
Full Year and Issues Fiscal Year 2026 Guidance
Annual revenues of $8.6 billion, up 13% YoY
Annual net income of $499.8 million; Diluted EPS of $22.32, up 20% YoY
Annual adjusted net income of $593.0 million; Adjusted diluted EPS of $26.48, up 26% YoY
Annual EBITDA of $966.8 million and EBITDA margin of 11.2%
Annual contract awards of $9.6 billion and book-to-bill of 1.1x
Company expects strong cash flow in Fiscal Year 2026, driven by revenue growth, strong margins, and efficient working capital management

RESTON, Va.--(BUSINESS WIRE)--CACI International Inc (NYSE: CACI) announced results today for its fiscal fourth quarter and full year ended June 30, 2025, and issued guidance for fiscal year 2026.
“CACI’s exceptional performance to close out fiscal year 2025 highlights not only the strength of our business, but also its resilience. In FY25’s uncertain environment, we validated and underscored our differentiation in the industry and delivered double-digit growth, met our margin and cash flow expectations, and won $10 billion of contract awards,” said John Mengucci, CACI President and Chief Executive Officer. “We also deployed capital in a flexible and opportunistic manner, acquiring strategic assets as well as completing $150 million of share repurchases. With more than $31 billion of backlog and continued healthy pipeline metrics, CACI remains extremely well positioned to deliver strong financial performance again in FY26, achieve our 3-year financial targets, and generate value for our customers and our shareholders.”
Fourth Quarter Results

	Three Months Ended
(in millions, except earnings per share and DSO)	6/30/2025	6/30/2024	% Change
Revenues	$2,304.1	$2,038.3	13.0%
Income from operations	$206.7	$197.8	4.5%
Net income	$157.9	$134.7	17.2%
Adjusted net income, a non-GAAP measure[1]	$185.8	$148.7	24.9%
Diluted earnings per share	$7.14	$5.98	19.4%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$8.40	$6.61	27.1%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$264.5	$234.9	12.6%
Net cash provided by operating activities excluding MARPA[1]	$167.1	$157.2	6.3%
Free cash flow, a non-GAAP measure[1]	$139.1	$134.6	3.3%
Days sales outstanding (DSO)[2]	56	46
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)The DSO calculations for three months ended June 30, 2025 and 2024 exclude the impact of the Company's Master Accounts Receivable Purchase Agreement (MARPA), which was a reduction of 8 days and 6 days, respectively.
Revenues in the fourth quarter of fiscal year 2025 increased 13.0 percent year-over-year, driven by 5.3 percent organic growth. The increase in income from operations was driven by higher revenues and gross profit. Growth in diluted earnings per share and adjusted diluted earnings per share were driven by higher income from operations, a lower tax provision, and share repurchases earlier in the year, partially offset by higher interest expense. The increase in cash from operations, excluding MARPA, was driven primarily by higher net income and strong working capital management. Free cash flow in the fourth quarter of fiscal year 2025 does not include the previously expected $40 million cash tax refund related to our method change, which we now expect to receive in fiscal year 2026.

Fourth Quarter Contract Awards
Contract awards in the fourth quarter totaled $2.6 billion, with over 40 percent for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:
•CACI was awarded a five-year contract valued at up to $855 million to strengthen readiness and improve efficiencies for the U.S. Army Intelligence and Security Command’s (INSCOM) military intelligence operations. CACI will provide comprehensive, operationally vital support to INSCOM by assisting the Army with managing its mission systems and infrastructure globally.
•CACI was awarded a seven-year task order valued at up to $616 million to support an intelligence community customer. This new award strengthens CACI’s footprint and significantly enhances the company’s ability to deliver capabilities at scale for this classified customer.
•CACI was awarded a seven-year task order worth an estimated $437 million to support U.S. Africa Command’s (USAFRICOM) mission. CACI will continue to assist USAFRICOM in countering emerging threats, strengthening regional partnerships, and driving efficiency and operational excellence.
•CACI was awarded a five-year contract valued at up to $85 million to maintain robust, secure, and efficient financial management systems for the Office of the Under Secretary of Defense Comptroller (OUSD(C)), which are vital to managing and executing the DoD’s budget. CACI’s technology will empower OUSD’s mission of ensuring that the U.S. military has the resources needed to protect and defend the nation, its interests, and its people.
•CACI was awarded a three-year task order valued at up to $62 million to maintain continuous operational readiness and sustainment lifecycle support of security systems for the U.S. Air Force Materiel Command (AFMC). CACI will work with AFMC to not only improve operational efficiency and response times but also safeguard our nation’s warfighters and assets across the globe.
Total backlog as of June 30, 2025 was $31.4 billion compared with $31.6 billion a year ago, a decrease of less than 1 percent. Funded backlog as of June 30, 2025 was $4.2 billion compared with $3.8 billion a year ago, an increase of 11 percent.
Additional Highlights
•CACI was named a 2025 Fortune 500™ company. The Fortune 500 is an annual list of the largest corporations in the United States and CACI was ranked based on its impressive 2024 fiscal year (FY24) results.
•CACI has advanced to Phase 2 of the U.S. Space Force's Enterprise Space Terminal (EST) program. This $100 million initiative aims to develop cutting-edge laser-based space communication terminals, establishing powerful, standardized optical communications systems for military satellites. As one of the three companies selected to continue work on this prestigious program, CACI is at the forefront of creating a unified network that will link satellites across multiple orbits, revolutionizing military communications.
•President and Chief Executive Officer, John Mengucci, was named Public Company Executive of the Year by the Association of Corporate Growth (ACG) National Capital chapter. Mengucci was recognized as an industry leader and the chief architect of CACI’s successful market-aligned business strategy designed to propel the company’s growth and drive both innovation and differentiation. The recognition was awarded at a gala on June 5, 2025, in McLean, Virginia, and is based on his career achievements and growth results in calendar year 2024.
•CACI announced on July 15, 2025, that its board of directors elected Lisa S. Disbrow as Chair of the CACI Board of Directors. Disbrow, a director since 2021, will support President and Chief Executive Officer John Mengucci as he leads and executes the ongoing growth strategy of the company.

Fiscal Year Results

	Twelve Months Ended
(in millions, except earnings per share)	6/30/2025	6/30/2024	% Change
Revenues	$8,627.8	$7,659.8	12.6%
Income from operations	$764.2	$649.7	17.6%
Net income	$499.8	$419.9	19.0%
Adjusted net income, a non-GAAP measure[1]	$593.0	$475.1	24.8%
Diluted earnings per share	$22.32	$18.60	20.0%
Adjusted diluted earnings per share, a non-GAAP measure[1]	$26.48	$21.05	25.8%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$966.8	$798.0	21.2%
Net cash provided by operating activities excluding MARPA[1]	$508.1	$447.3	13.6%
Free cash flow, a non-GAAP measure[1]	$442.5	$383.6	15.3%
(1)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
Revenues in fiscal year 2025 increased 12.6 percent year-over-year, driven by 7.2 percent organic growth. The increase in income from operations was driven by higher revenues and gross profit. Growth in diluted earnings per share and adjusted diluted earnings per share were driven by higher income from operations, a lower tax provision, and share repurchases, partially offset by higher interest expense. The increase in cash from operations, excluding MARPA, was driven by higher net income, lower tax payments under the Tax Cuts and Jobs Act of 2017, and strong working capital management.
Fiscal Year 2026 Guidance
The table below summarizes our fiscal year 2026 guidance and represents our views as of August 6, 2025.

(in millions, except earnings per share)	Fiscal Year 2026 Guidance
Revenues	$9,200 - $9,400
Adjusted net income, a non-GAAP measure[1]	$605 - $625
Adjusted diluted earnings per share, a non-GAAP measure[1]	$27.13 - $28.03
Diluted weighted average shares	22.3
Free cash flow, a non-GAAP measure[2]	at least $710
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures (capex). This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Fiscal year 2026 free cash flow guidance assumes approximately $50 million in tax benefit related to the modification of Section 174 in the One Big Beautiful Bill Act of 2025 and an approximately $40 million cash tax refund related to our method change enacted in fiscal year 2021. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
Conference Call Information
We have scheduled a conference call for 8:00 AM Eastern Time Thursday, August 7, 2025 during which members of our senior management will be making a brief presentation focusing on fourth quarter and full year results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI
At CACI International Inc (NYSE: CACI), our 25,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and technology to meet our customers’ greatest challenges in national security. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 500™ Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at www.caci.com.
There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024	% Change
Revenues	$2,304,144	$2,038,295	13.0%	$8,627,824	$7,659,832	12.6%
Costs of revenues:
Direct costs	1,584,174	1,328,468	19.2%	5,835,558	5,147,540	13.4%
Indirect costs and selling expenses	457,432	476,317	(4.0)%	1,832,956	1,720,439	6.5%
Depreciation and amortization	55,861	35,760	56.2%	195,125	142,145	37.3%
Total costs of revenues	2,097,467	1,840,545	14.0%	7,863,639	7,010,124	12.2%
Income from operations	206,677	197,750	4.5%	764,185	649,708	17.6%
Interest expense and other, net	45,691	24,301	88.0%	158,844	105,059	51.2%
Income before income taxes	160,986	173,449	(7.2)%	605,341	544,649	11.1%
Income taxes	3,131	38,792	(91.9)%	105,511	124,725	(15.4)%
Net income	$157,855	$134,657	17.2%	$499,830	$419,924	19.0%

Basic earnings per share	$7.18	$6.04	18.9%	$22.47	$18.76	19.8%
Diluted earnings per share	$7.14	$5.98	19.4%	$22.32	$18.60	20.0%

Weighted average shares used in per share computations:
Weighted average basic shares outstanding	21,992	22,300	(1.4)%	22,247	22,381	(0.6)%
Weighted average diluted shares outstanding	22,115	22,510	(1.8)%	22,393	22,573	(0.8)%

CACI International Inc
Consolidated Balance Sheets (Unaudited)
(in thousands)

	6/30/2025	6/30/2024
ASSETS
Current assets:
Cash and cash equivalents	$106,181	$133,961
Accounts receivable, net	1,405,441	1,031,311
Prepaid expenses and other current assets	268,323	209,257
Total current assets	1,779,945	1,374,529

Goodwill	5,021,805	4,154,844
Intangible assets, net	1,091,276	474,354
Property, plant and equipment, net	212,035	195,443
Operating lease right-of-use assets	343,944	305,637
Supplemental retirement savings plan assets	101,024	99,339
Accounts receivable, long-term	14,694	13,311
Other long-term assets	82,875	178,644
Total assets	$8,647,598	$6,796,101

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$68,750	$61,250
Accounts payable	381,574	287,142
Accrued compensation and benefits	282,987	316,514
Other accrued expenses and current liabilities	474,795	413,354
Total current liabilities	1,208,106	1,078,260

Long-term debt, net of current portion	2,849,190	1,481,387
Supplemental retirement savings plan obligations, net of current portion	114,261	111,208
Deferred income taxes	142,636	169,808
Operating lease liabilities, noncurrent	377,080	325,046
Other long-term liabilities	62,380	112,185
Total liabilities	4,753,653	3,277,894

Total shareholders' equity	3,893,945	3,518,207
Total liabilities and shareholders' equity	$8,647,598	$6,796,101

CACI International Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Twelve Months Ended
	6/30/2025	6/30/2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$499,830	$419,924
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195,125	142,145
Amortization of deferred financing costs	3,031	2,194
Stock-based compensation expense	60,177	53,904
Deferred income taxes	(27,060)	(49,763)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(269,215)	(127,878)
Prepaid expenses and other assets	24,187	580
Accounts payable and other accrued expenses	125,914	125,173
Accrued compensation and benefits	(49,005)	(58,352)
Income taxes	(4,862)	(27,227)
Operating lease liabilities	(6,015)	(6,007)
Long-term liabilities	(5,098)	22,638
Net cash provided by operating activities	547,009	497,331

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(65,603)	(63,686)
Acquisitions of businesses, net of cash acquired	(1,695,749)	(90,240)
Other	2,409	1,974
Net cash used in investing activities	(1,758,943)	(151,952)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	8,209,000	3,102,000
Principal payments on borrowings	(6,816,023)	(3,257,938)
Deferred financing costs	(22,227)	—
Proceeds from employee stock purchase plans	13,697	11,290
Repurchases of common stock	(168,563)	(161,487)
Payment of taxes for equity transactions	(38,003)	(20,760)
Net cash provided by (used in) financing activities	1,177,881	(326,895)
Effect of exchange rate changes on cash and cash equivalents	6,273	(299)
Net change in cash and cash equivalents	(27,780)	18,185
Cash and cash equivalents, beginning of year	133,961	115,776
Cash and cash equivalents, end of year	$106,181	$133,961

Revenues by Customer Group (Unaudited)

	Three Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Department of Defense	$1,742,256	75.6%	$1,532,329	75.2%	$209,927	13.7%
Federal Civilian agencies	447,458	19.4%	409,762	20.1%	37,696	9.2%
Commercial and other	114,430	5.0%	96,204	4.7%	18,226	18.9%
Total	$2,304,144	100.0%	$2,038,295	100.0%	$265,849	13.0%

	Twelve Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Department of Defense	$6,507,728	75.4%	$5,695,408	74.4%	$812,320	14.3%
Federal Civilian agencies	1,751,973	20.3%	1,588,262	20.7%	163,711	10.3%
Commercial and other	368,123	4.3%	376,162	4.9%	(8,039)	(2.1)%
Total	$8,627,824	100.0%	$7,659,832	100.0%	$967,992	12.6%
Revenues by Contract Type (Unaudited)

	Three Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Cost-plus-fee	$1,383,983	60.1%	$1,243,561	61.0%	$140,422	11.3%
Fixed-price	620,023	26.9%	548,571	26.9%	71,452	13.0%
Time-and-materials	300,138	13.0%	246,163	12.1%	53,975	21.9%
Total	$2,304,144	100.0%	$2,038,295	100.0%	$265,849	13.0%

	Twelve Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Cost-plus-fee	$5,221,011	60.5%	$4,654,689	60.8%	$566,322	12.2%
Fixed-price	2,271,602	26.3%	2,091,179	27.3%	180,423	8.6%
Time-and-materials	1,135,211	13.2%	913,964	11.9%	221,247	24.2%
Total	$8,627,824	100.0%	$7,659,832	100.0%	$967,992	12.6%
Revenues by Prime or Subcontractor (Unaudited)

	Three Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Prime contractor	$2,085,638	90.5%	$1,822,333	89.4%	$263,305	14.4%
Subcontractor	218,506	9.5%	215,962	10.6%	2,544	1.2%
Total	$2,304,144	100.0%	$2,038,295	100.0%	$265,849	13.0%

	Twelve Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Prime contractor	$7,783,908	90.2%	$6,849,849	89.4%	$934,059	13.6%
Subcontractor	843,916	9.8%	809,983	10.6%	33,933	4.2%
Total	$8,627,824	100.0%	$7,659,832	100.0%	$967,992	12.6%

Revenues by Expertise or Technology (Unaudited)

	Three Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Expertise	$962,639	41.8%	$912,399	44.8%	$50,240	5.5%
Technology	1,341,505	58.2%	1,125,896	55.2%	215,609	19.1%
Total	$2,304,144	100.0%	$2,038,295	100.0%	$265,849	13.0%

	Twelve Months Ended
(in thousands)	6/30/2025		6/30/2024		$ Change	% Change
Expertise	$3,849,841	44.6%	$3,556,989	46.4%	$292,852	8.2%
Technology	4,777,983	55.4%	4,102,843	53.6%	675,140	16.5%
Total	$8,627,824	100.0%	$7,659,832	100.0%	$967,992	12.6%
Contract Awards (Unaudited)

	Three Months Ended
(in thousands)	6/30/2025	6/30/2024	$ Change	% Change
Contract Awards	$2,637,341	$5,420,636	$(2,783,295)	(51.3)%

	Twelve Months Ended
(in thousands)	6/30/2025	6/30/2024	$ Change	% Change
Contract Awards	$9,642,184	$14,192,908	$(4,550,724)	(32.1)%

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024	% Change
Net income, as reported	$157,855	$134,657	17.2%	$499,830	$419,924	19.0%
Intangible amortization expense	37,405	18,626	100.8%	124,618	73,776	68.9%
Tax effect of intangible amortization[1]	(9,451)	(4,575)	106.6%	(31,486)	(18,640)	68.9%
Adjusted net income	$185,809	$148,708	24.9%	$592,962	$475,060	24.8%

	Three Months Ended			Twelve Months Ended
	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024	% Change
Diluted EPS, as reported	$7.14	$5.98	19.4%	$22.32	$18.60	20.0%
Intangible amortization expense	1.69	0.83	103.6%	5.57	3.27	70.3%
Tax effect of intangible amortization[1]	(0.43)	(0.20)	115.0%	(1.41)	(0.82)	72.0%
Adjusted diluted EPS	$8.40	$6.61	27.1%	$26.48	$21.05	25.8%

				FY26 Current Guidance Range
(in millions, except per share data)				Low End		High End
Net income, as reported				$499	---	$519
Intangible amortization expense				142	---	142
Tax effect of intangible amortization[1]				(36)	---	(36)
Adjusted net income				$605	---	$625

				FY26 Current Guidance Range
				Low End		High End
Diluted EPS, as reported				$22.38	---	$23.27
Intangible amortization expense				6.37	---	6.37
Tax effect of intangible amortization[1]				(1.61)	---	(1.61)
Adjusted diluted EPS				$27.13	---	$28.03

(1)Calculation uses an assumed full year statutory tax rate of 25.3% on non-GAAP tax deductible adjustments for June 30, 2025 and 2024.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended
(in thousands)	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024	% Change
Net income	$157,855	$134,657	17.2%	$499,830	$419,924	19.0%
Plus:
Income taxes	3,131	38,792	(91.9)%	105,511	124,725	(15.4)%
Interest income and expense, net	45,691	24,301	88.0%	158,844	105,059	51.2%
Depreciation and amortization expense, including amounts within direct costs	57,861	37,125	55.9%	202,611	148,293	36.6%
EBITDA	$264,538	$234,875	12.6%	$966,796	$798,001	21.2%

	Three Months Ended			Twelve Months Ended
(in thousands)	6/30/2025	6/30/2024	% Change	6/30/2025	6/30/2024	% Change
Revenues, as reported	$2,304,144	$2,038,295	13.0%	$8,627,824	$7,659,832	12.6%
EBITDA	264,538	234,875	12.6%	966,796	798,001	21.2%
EBITDA margin	11.5%	11.5%		11.2%	10.4%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines Net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $300.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
(in thousands)	6/30/2025	6/30/2024	6/30/2025	6/30/2024
Net cash provided by operating activities	$155,982	$157,208	$547,009	$497,331
Cash used in (provided by) MARPA	11,091	—	(38,909)	(50,000)
Net cash provided by operating activities excluding MARPA	167,073	157,208	508,100	447,331
Capital expenditures	(27,963)	(22,595)	(65,603)	(63,686)
Free cash flow	$139,110	$134,613	$442,497	$383,645

(in millions)			FY26 Current Guidance
Net cash provided by operating activities			$795
Cash used in (provided by) MARPA			—
Net cash provided by operating activities excluding MARPA			795
Capital expenditures			(85)
Free cash flow			$710